Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Assistant Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES SECOND QUARTER RESULTS

WINCHESTER, Virginia (November 22, 2016) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for its second fiscal quarter ended October 31, 2016.

Net sales for the second fiscal quarter increased 3% to $264.1 million compared with the same quarter of the prior fiscal year. Net sales for the first six months of the current fiscal year increased 7% to $522.2 million from the comparable period of the prior fiscal year. The Company experienced growth in both the new construction and dealer channels during the second quarter of fiscal year 2017.

Net income was $17.6 million ($1.07 per diluted share) for the second quarter of the current fiscal year compared with $18.2 million ($1.10 per diluted share) in the same quarter of the prior fiscal year. The Company was negatively impacted $0.03 per diluted share from a higher tax rate in the quarter due to a reduction in the domestic production deduction benefit. Net income for the first six months of the current fiscal year was $39.3 million ($2.39 per diluted share) compared with $33.3 million ($2.03 per diluted share) for the same period of the prior fiscal year.

Gross profit for the second quarter of the current fiscal year was 21.3% of net sales compared with 21.9% in the same quarter of the prior fiscal year. Gross profit for the first six months of the current fiscal year was 22.1% of net sales compared with 21.8% for the same period in the prior year. Gross profit in the current quarter was impacted by higher labor benefit costs and depreciation costs. Gross profit for the first six months of the current fiscal year was favorably impacted by higher sales volume, lower labor benefit costs and improved operating efficiency.

Selling, general and administrative costs for the second quarter of the fiscal year 2017 were 10.5% of net sales compared with 10.7% in the same quarter of the prior fiscal year. Selling, general and administrative costs for the first six months of the current fiscal year were 10.6% of net sales compared with 11.1% for the same period in the prior year. The improvement in the Company’s operating expense ratio in the current quarter and the first six months of the current fiscal year was driven by favorable leverage from increased sales, lower commissions and on-going expense control.

The Company generated net cash from operating activities of $40.1 million during the first half of fiscal year 2017 compared with $42.0 million during the same period in the prior year. The decrease in the Company’s cash from operating activities was driven primarily by lower increases in accounts payables and accrued expenses which was partially offset by lower increases in customer receivables and higher operating profitability. Net cash used by investing activities was $50.4 million during the first half of the current fiscal year compared with $25.8 million during the same period of the prior year due to an increased investment of $36.5 million in certificates of deposit which was partially offset by decreased investment in property, plant and equipment. Net cash used by financing activities of $8.5 million increased $7.8 million during the first half of the current fiscal year compared to the same period in the prior year as the company repurchased 139,800 shares of common stock at a cost of $10.4 million, a $3.4 million increase from the prior year, and proceeds from the exercise of stock options decreased $3.7 million.

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AMWD Announces Second Quarter Results

November 22, 2016

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates nine manufacturing facilities and seven service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Six Months Ended
	October 31		October 31
	2016	2015	2016	2015

Net Sales	$264,076	$256,292	$522,226	$487,490
Cost of Sales & Distribution	207,924	200,240	406,757	381,265
Gross Profit	56,152	56,052	115,469	106,225
Sales & Marketing Expense	17,146	16,783	33,609	32,502
G&A Expense	10,675	10,733	21,607	21,464
Operating Income	28,331	28,536	60,253	52,259
Interest & Other (Income) Expense	(99)	3	(137)	5
Income Tax Expense	10,793	10,353	21,092	18,916
Net Income	$17,637	$18,180	$39,298	$33,338

Earnings Per Share:
Weighted Average Shares Outstanding - Diluted	16,440,321	16,472,645	16,410,652	16,446,937

Income Per Diluted Share	$1.07	$1.10	$2.39	$2.03

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AMWD Announces Second Quarter Results

November 22, 2016

Condensed Consolidated Balance Sheet
(Unaudited)
	October 31	April 30
	2016	2016

Cash & Cash Equivalents	$155,644	$174,463
Investments - certificates of deposit	59,500	25,750
Customer Receivables	68,334	55,813
Inventories	40,744	39,319
Other Current Assets	8,669	6,864
Total Current Assets	332,891	302,209
Property, Plant & Equipment	103,222	99,332
Investments - certificates of deposit	22,500	18,250
Other Assets	35,897	46,569
Total Assets	$494,510	$466,360

Current Portion - Long-Term Debt	$1,594	$1,574
Accounts Payable & Accrued Expenses	94,672	90,739
Total Current Liabilities	96,266	92,313
Long-Term Debt	23,902	22,145
Other Liabilities	59,073	71,141
Total Liabilities	179,241	185,599
Stockholders' Equity	315,269	280,761
Total Liabilities & Stockholders' Equity	$494,510	$466,360

Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended
	October 31
	2016	2015

Net Cash Provided by Operating Activities	$40,146	$41,988
Net Cash Used by Investing Activities	(50,417)	(25,795)
Net Cash Used by Financing Activities	(8,548)	(762)
Net (Decrease) Increase in Cash and Cash Equivalents	(18,819)	15,431
Cash and Cash Equivalents, Beginning of Period	174,463	149,541

Cash and Cash Equivalents, End of Period	$155,644	$164,972

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